Exhibit 99.1

ZOOZ Power Ltd.

(“the Company”)

Date: February 11th, 2024

To:	To:
Israel Securities Authority	Tel Aviv Stock Exchange Ltd.
www.isa.gov.il	www.tase.co.il

Dear Sir/Madam,

Re: Update regarding the transaction with Keyarch Acquisition Corporation (“the SPAC”), investment agreements were signed in an aggregate amount of 12 million dollars, expectation to complete the merger transaction close to the end of the first quarter of 2024.

Following previous immediate reports by the Company regarding the business combination agreement with SPAC on July 31, 2023, August 6, 2023, and November 26, 2023 (reference no.: 2023-01-071320, 2023-01-071362, 2023-01-072757, and 2023-01-106576, respectively), the Company announces that it continues to act towards completing the merger transaction with the intention of finalizing it near the end of the first quarter of 2024.

The Company is pleased to update that as part of the SPAC’s actions to meet the conditions for completing the merger transaction (“Closing”), the SPAC is negotiating with investors to engage in a private investment in public equity (PIPE) agreement to raise capital, at a price of 10 dollars per share and according to an agreed value determined in the negotiations between the parties – which represents a value of 60 million dollars for the Company immediately before the merger,1 which will be contingent upon the completion of the merger transaction by the end of the first quarter of 2024, or at a later date to be agreed upon by the parties (“Investors” and “Private Fundraising”, respectively). As of the date of this report, the SPAC has received signed commitment agreements from a number of Investors, for an aggregate investment amount of 12 million dollars.

The parties have also agreed on an update to the revenue-based milestone mechanism as established in the merger agreement regarding the issuance of the milestone shares2, as detailed herein: (1) No change has occurred in the first milestone; (2) With respect to the second milestone – the cumulative revenue changed to 10 million dollars over 2 consecutive quarters after meeting the first milestone3. The remaining conditions for achieving the second milestone remain unchanged; (3) With respect to the third milestone – the cumulative revenue changed to 15 million dollars over 2 consecutive quarters after meeting the second milestone.4 The remaining conditions for achieving the third milestone remain unchanged.

The information set forth above regarding the completion of the merger transaction, the planned timeline, and the fulfillment of conditions precedent to the completion of the transaction (as stated in Section 6 of the Company’s immediate report dated July 31, 2023) and for completing the Private Fundraising as mentioned above, constitutes “Forward-Looking Information” as defined in the Securities Law, 5728-1968, which is based on the targets and intentions of the parties and the intentions of third parties which the Company do not control. The information provided may not materialize in its entirety or in part, and may even unfold differently, including in a manner substantially different from expectations. This could result from factors including the conditions required for the completion of the transaction, including approvals and consents from third parties, such as the approval of the Company’s shareholders, the approval of the SPAC’s sharesholders, the approval of the Stock Exchange in Tel Aviv for the listing of securities for trading, and the approval Nasdaq for the listing of the Company’s securities on Nasdaq following the Closing, the approval of the Israel Securities Authority for the allocation of unregistered rights to milestone shares, and the occurrence of the Closing conditions as defined in the merger agreement, including the minimum cash requirement in the SPAC fund. Additional factors that may have impact as mentioned are market conditions in the United States and Nasdaq in particular, and the Company’s risk factors detailed in Section 1.3.36 in the business description section of the Company’s periodic report for the year 2022, published on March 5, 2023 (Reference no.: 2023-01-023766), as referred to therein.

Sincerely,
ZOOZ Power Ltd.

Signed By: Boaz Weizer, CEO

[1]	Regarding this matter, also see the company’s immediate report of July 31, 2023 (Reference number: 2023-01-071311), which is included in this report by way of reference, and specifically Section 2 of the aforementioned report regarding the percentage of holdings of the existing shareholders in the company after the completion of the merger transaction. The company will detail the various assumptions regarding the aforementioned holding percentage within the framework of the convening notice of the shareholders meeting that the company intends to publish.
[2]	See the details of the milestones on slide 35 of the company presentation from August 10, 2023 (Reference: 2023-01-074422). There has been no change in the milestone mechanism based on share price.
[3]	Instead of 20 million dollars over 4 out of 5 consecutive quarters
[4]	Instead of 30 million dollars over 4 out of 5 consecutive quarters.